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                         CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement of the Rydex Variable Trust (the "Fund") on Form N-1A (File No. 333-57017) of our report dated March 6, 1998, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1997, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP



Baltimore, Maryland
April 15, 1999